EX-4.k

                                       JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY  [Graphic Omitted]
2900 Westchester Avenue                          OF NEW YORK
Purchase, New York 10577                     A STOCK COMPANY

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               RETURN OF PREMIUM DEATH BENEFIT OPTION ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL. THE BENEFITS DESCRIBED IN THIS ENDORSEMENT WILL CEASE UPON TERMINATION OF THE CONTRACT. THIS RETURN OF PREMIUM DEATH BENEFIT OPTION MAY ONLY BE ELECTED PRIOR TO THE ISSUE DATE. THE CONTRACT IS AMENDED AS FOLLOWS:

1. In consideration for the payment of the charge shown on the CONTRACT DATA PAGE, the DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE provision is deleted and replaced with the following:

"DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. The death benefit is equal to the greater of:

     1.   The current Contract Value; or

     2. All Premiums paid into the Contract (net of any applicable premium taxes), less any withdrawals (including any applicable charges and adjustments to such withdrawals) incurred since the issuance of the Contract.

For purposes of calculating item 2 above, (a) all adjustments will occur at the time of the withdrawal or premium payment and (b) all adjustments for amounts withdrawn will reduce item 2 above in the same proportion that the Contract Value was reduced on the date of such withdrawal.

The death benefit amount will be determined as of the end of the Business Day when due proof of the Owner's death satisfactory to the Company and an election as to the type of death benefit option is received by the Company at its Service Center in Good Order.

From the time of death of the Owner until the death benefit amount is determined, any amount allocated to an Investment Division will be subject to investment risk. This investment risk is borne by the Beneficiary(ies)."

                                        SIGNED FOR THE JACKSON NATIONAL LIFE
                                        INSURANCE COMPANY OF NEW YORK

                                        /s/ Clark P. Manning

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


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